Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Record Third Quarter Results
INDIANA, PENNSYLVANIA, November 8, 2005 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today its third quarter results. For the three months ended September 30, 2005, revenues, EBITDA1 and operating income reached record levels of $34.9 million, $8.4 million and $6.1 million, respectively. The Company incurred a net loss for the quarter of $4.6 million due to an $8.6 million non-cash adjustment to establish deferred taxes. This charge for deferred taxes was due to the impact of the Company’s recent IPO and reorganization. Prior to this reorganization, the Company operated as two limited partnerships that were not subject to federal or state income taxes.
Revenue for the three months ended September 30, 2005 was $34.9 million compared to $20.7 million for that same period in 2004, an increase of $14.2 million or 68.5%. Approximately $7.8 million of this increase was attributable to an increase in the drilling activity of our customers in our established locations and the remaining $6.4 million of our increase was attributable to our establishment of new service centers. Revenue from our technical pumping services increased by approximately 70.5% to $31.6 million in 2005 from $18.5 million in 2004. Approximately $6.7 million of this increase was attributable to an increase in the drilling activity of our existing and new customers in our established locations and the remaining $6.4 million of this increase was attributable to our new service centers. Revenue from our down-hole surveying services increased approximately 51.4% to $3.4 million in 2005 from $2.2 million in 2004. The increase was attributable to an increase in the drilling activity of our existing and new customers in our established locations.
Cost of revenue increased 63.3% to $23.3 million for the three months ended September 30, 2005 compared to $14.3 million for that same period in 2004. Approximately $4.0 million of this increase was attributable to an increase in the drilling activity of our customers in our established locations and the remaining $5.0 million of our increase was attributable to our establishment of new service centers. As a percentage of revenue, cost of revenue decreased to 66.7% in 2005 from 68.8% in 2004. This percentage decrease was primarily due to lower labor expenses, which were partially offset by higher fuel and material costs. As a percentage of revenue, the portion of labor expenses included as a cost of revenue decreased from 19.7% in 2004 to 16.6% in 2005. Aggregate labor expenses increased $1.7 million to $5.8 million in 2005. As a percentage of revenue, fuel costs increased 0.7% in 2005 versus 2004. Additionally, material cost as a percentage of revenues increased 0.4% in 2005 versus 2004. The material cost increases occurred principally in our stimulation and cementing supplies.
SG&A expenses were $5.5 million for the three months ended September 30, 2005 compared to $3.4 million for that same period in 2004, an increase of 59.3%. During 2005, the portion of labor expenses included in SG&A expenses increased $1.0 million to $2.7 million. Approximately $0.4 million of the labor expense increases related to the establishment of our new service centers. Labor expenses increased because we hired additional management, sales

[1]	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning the Company’s financial performance and to evaluate the viability of potential acquisitions and overall rates of return.

and administrative personnel to manage the growth in our operations. As a percentage of revenue, the portion of labor expenses included in SG&A expense decreased from 8.3% in 2004 to 7.7% in 2005. In addition, costs associated with being a public company and office expenses increased $0.5 million and $0.2 million in 2005, respectively.
Operating income was $6.1 million for the three months ended September 30, 2005 compared to $3.0 million for that same period in 2004, an increase of 103.3%. The primary reason for this increase was the increase in drilling activity by our customers in our established operating locations, coupled with the opening of new service centers. This increase in operating income was partially offset by the increases in our cost of revenue and SG&A expenses as described above. Operating income in the Appalachian, Southeast, Mid-Continent and Rocky Mountain regions increased $1.8 million, $0.9 million, $0.3 million and $0.1 million, respectively. Historically, when the Company establishes a new service center in a particular operating region, it may take from 12 to 24 months before that service center has a positive impact on the operating income that the Company generates in the relevant region.
In August 2005, the Company completed its IPO of 6,460,000 shares of its common stock, which included 1,186,807 shares sold by selling stockholders and 840,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to the Company, net of underwriting discount and offering expenses, were approximately $61.6 million. After completion of the IPO, the Company had 19,376,667 shares of common stock outstanding.
Commenting on the results, David Wallace, Chief Executive Officer, stated, “We are extremely pleased with Superior’s strong third quarter performance. We continued to see increased activity and pricing improvements in each of our operating regions. We believe the market for our services is strong and we see good growth opportunities within each operating region.”
The Company will host a conference call on Tuesday, November 8 at 1:00 p.m. ET to review these results. To participate in the call, please dial 800-811-7286 and ask for the Superior Well Services, Inc. third quarter financial results conference call. The confirmation code for the meeting is 4979006. A replay of the call will be available through November 15 at 888-203-1112. The conference ID for the replay is 4979006.
Superior Well Services, Inc. (NASDAQ: SWSI) is a growing oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Superior’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
Basis of presentation
Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (‘‘Superior Well’’) and Bradford Resources, Ltd. (‘‘Bradford’’). Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior. Superior Well and Bradford are Pennsylvania limited partnerships that became wholly owned subsidiaries of Superior immediately prior to its completion of an initial public common stock offering in August 2005.
At September 30, 2005, the accompanying consolidated financial statements include the accounts of Superior and its wholly-owned subsidiaries Superior Well, Bradford and Superior GP. Superior Well and Bradford (“Partnerships”) are entities under common control arising from common direct or indirect ownership of each. The transfer of the Partnerships’ assets and liabilities to Superior (see Note 1) represented a reorganization of entities under common control and was accounted for at historical cost. The three and nine month periods ended September 30, 2004 include the combined operations for the Partnerships. The three and nine month periods ended September 30, 2005 include Partnership activities until August 2005, which was the date the reorganization. Prior to the reorganization, the Partnerships were not subject to federal and state corporate income taxes. The statement of operations reflects federal and state income taxes for the two months of operations that occurred after the reorganization. Additionally, Superior recorded a non-cash adjustment of $8.6 million to establish deferred tax asset and liabilities arising from the differences in financial statement and tax bases of assets and liabilities that existed at the date of reorganization. Accordingly, the $8.6 million non-cash adjustment is included in the deferred income tax provision for the three month period ended September 30, 2005.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2004		%	2004		%
	(Partnerships)	2005	change	(Partnerships)	2005	change
Revenue	$20,738	$34,934	68%	$53,280	$90,544	70%
Cost of revenue	14,271	23,303	63%	36,877	60,995	65%

Gross profit	6,467	11,631	80%	16,403	29,549	80%
Selling, general and administrative expenses	3,447	5,491	59%	8,740	13,449	54%

Operating income	3,020	6,140	103%	7,663	16,100	110%
Interest expense	(68)	(169)		(171)	(552)
Other (expense) income	9	246		(121)	285

Income before income taxes	2,961	6,217	110%	7,371	15,833	115%
Income taxes
Current		2,226			2,226
Deferred		8,634			8,634

		10,860			10,860

Net income	$2,961	$(4,643)		$7,371	$4,973

Pro forma data (unaudited):
Historical income before taxes	$2,961			$7,371
Pro forma income tax expense	1,109			3,022

Net income adjusted for pro forma income tax expense	$1,852			$4,349

Revenue by operating region (amounts in thousands):

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
Region	2004		2005		2004		2005
Appalachian	$12,571	60.6%	$19,297	55.2%	$33,809	63.5%	$50,762	56.1%
Southeast	5,675	27.4	8,954	25.6	15,453	29.0	24,338	26.9
Rocky Mountain	—	—	1,238	3.6	—	—	1,594	1.7
Mid-Continent	2,492	12.0	5,445	15.6	4,018	7.5	13,850	15.3

Total	$20,738	100.0%	$34,934	100.0%	$53,280	100.0%	$90,544	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2004		2005		2004		2005
Technical pumping services	$18,509	89.3%	$31,560	90.3%	$47,649	89.4%	$81,820	90.3%
Down-hole surveying services	2,229	10.7	3,374	9.7	5,631	10.6	8,724	9.7

Total revenue	$20,738	100.0%	$34,934	100.0%	$53,280	100.0%	$90,544	100.0%

CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except per share amounts)

	December 31,
	2004	September 30,
	(Partnerships)	2005
	(in thousands)
Assets:
Current assets	$15,007	$47,022
Property, plant and equipment, net	40,594	61,903
Other assets	1,081	895

Total assets	$56,682	$109,820

Liabilities:
Current liabilities	$11,770	$12,681
Long-term debt	11,093	1,293
Deferred income taxes	—	9,134

	22,863	23,108
Partners’ capital	33,819

Total liabilities and partners’ capital	$56,682

Stockholders’ Equity:
Common stock, voting, par $.01 per share, 70,000,000 shares authorized, 19,376,667, shares issued		194
Additional paid-in capital		91,757
Retained earnings		(5,239)

Total stockholders’ equity		86,712

Total liabilities and stockholders equity		$109,820

Non-GAAP Accounting Measures:
The following table presents a reconciliation of EBITDA with our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004		2004
	(Partnerships)	2005	(Partnerships)	2005
Reconciliation of EBITDA to Net Income:
Net income (loss) (1)	$1,852	$(4,643)	$4,349	$4,973
Income tax expense	1,109	10,860	3,022	10,860
Interest expense	68	169	171	552
Depreciation and amortization	1,241	2,005	3,493	6,162

EBITDA	$4,270	$8,391	$11,035	$22,547

(1)-2004 amounts include pro forma income tax expense.
Supplemental data (amounts in thousands):

		Pro form earnings
	Three Months Ended	per fully diluted
	September 30, 2005	common share
Reconciliation of net income before non-cash adjustment to establish deferred income taxes:
Net income (loss)	$(4,643)	$(0.24)
Non-cash adjustment to establish deferred taxes at date of reorganization	8,577	0.44

Net income (loss), as adjusted	$3,934	$0.20

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004		2004
	(Partnerships)	2005	(Partnerships)	2005
Depreciation and amortization	$1,241	$2,005	$3,493	$6,162
Capital expenditures	5,636	12,587	14,554	27,257

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